Exhibit 10.23

FOURTH AMENDMENT OF

LEASE AGREEMENT

This Fourth Amendment of Lease Agreement (this “Amendment”) is made as of the 21st day of November, 2011, by and between B-LINE Holdings, L.C., a Utah limited liability company (the “Landlord”), and Medallion Bank, a Utah Industrial Bank (the “Tenant”).

WHEREAS, by an Agreement of Lease dated July 3, 2002, Landlord has leased the space known as Suite 510 in the building located at 1100 East 6600 South, Salt Lake City, Utah (the “Building”) to Tenant;

WHEREAS, by an Amendment of Lease Agreement dated October 29, 2004, Tenant has leased an additional office in the Building;

WHEREAS, pursuant to the Second Amendment of the Lease Agreement dated January 9, 2007, the parties amended its prior lease agreement so that it also has leased Suite 515 in the Building;

WHEREAS, pursuant to the Third Amendment of the Lease Agreement dated October 31, 2007, the parties amended its prior lease agreement so that it also has leased Suite 518 in the Building;

WHEREAS, this Amendment and all of the above agreements by and between the Tenant and Landlord are herein referred to as the “Lease;” and

WHEREAS, the parties desire to again amend and extend the Lease pursuant to the following provisions:

NOW, THEREFORE, for and in consideration of the mutual entry into this Amendment, the parties hereto do hereby amend and extend the Lease as follows. It is the parties’ intent that the Lease remains without amendment through November 30, 2012 and then be amended and extended as hereinafter provided.

1. Premises. The Premises remains the same; Suites 510, 515 and 518, consisting of approximately 6,048 rental square feet (“RSF”) (collectively the “Premises”).

2. Term. The extended Term of the Lease, for the amendments herein contained, shall commence on December 1, 2012 and continue for sixty (60) months to November 30, 2017.

3. Early Termination Option. Provided, however, Tenant shall have the option to terminate the Lease early as of November 30, 2015 or November 30, 2016 provided that: (1) Tenant is not in default, beyond any applicable notice or cure periods, under the Lease at the time of exercise and as of said early termination date; (2) Tenant gives Landlord at least one hundred and twenty (120) days prior written notice of such early termination; and (3) at the time of giving such early termination notice, Tenant pays a fee (the “Early Termination Fee”).

The Early Termination Fee shall be equal to the sum of and the unamortized Tenant Improvement Allowance, leasing commissions and free rent provided for herein, each calculated on a straight-line basis over the sixty (60) month term of this Lease extension.

4. Base Rent. The Tenant’s “Base Rent” for the Premises shall be:

Term	Base Rental Rate	Annual Base Rent	Monthly Installment
10/1/11 to 11/30/11	$21.31 per RSF/yr.*	N/A	$10,740.51
12/1/11 to 11/30/12	$21.95 per RSF/yr*	$132,753.60	$11,062.80
12/1/12 to 11/30/13	$18.50 per RSF/yr	$111,888.00	$ 9,324.00
12/1/13 to 11/30/14	$19.06 per RSF/yr	$115,274.88	$ 9,606.24
12/1/14 to 11/30/15	$19.63 per RSF/yr	$118,722.24	$ 9,893.52
12/1/15 to 11/30/16	$20.22 per RSF/yr	$122,290.56	$10,190.88
12/1/16 to 11/30/17	$20.83 per RSF/yr	$125,979.84	$10,498.32

* No change from current Lease

5. Free Rent. Tenant shall not be required to pay the Base Rent for the months of October, November and December, 2012.

6. Base Year. “Base Year” for the Premises shall be 2013 beginning December 1, 2012. For purposes of determining the allocation of Additional Rent, as such term is defined in the Lease, the annual increase due to operating expenses that are under the control of the Landlord shall be limited to four percent (4%) of the controllable operating expenses for the immediate prior calendar year. In addition, operating expenses related to the Building shall be allocated to Tenant based upon no less than a ninety-five percent (95%) occupancy of the Building.

7. Security Deposit. No security deposit has or will be paid.

8. Tenant Improvement Allowance. Tenant shall have a Tenant Improvement Allowance equal to $10.00 per RSF ($60,480.00). Tenant shall give Landlord notice of all proposed tenant improvements and such improvements shall be constructed in accordance with the Lease. Landlord shall be paid a construction management fee of five percent (5%) on any such construction. At Tenant’s election, any Tenant Improvement Allowance which remains after the completion of such tenant improvements may be applied towards the payment of furniture, fixtures and equipment costs or Base Rent or Additional Rent by Tenant giving Landlord thirty (30) days written notice of such election.

9. Expansion Option. Subject to the existing expansion rights previously granted by Landlord to another tenant of the Building, Travelers/St. Paul, Tenant shall have a right of first refusal to lease any space in the Building located on the fifth floor of the Building that becomes available during the Term of the Lease. This right of first refusal must be exercised within ten (10) business days of Landlord’s written notice that such space has become available. If Tenant timely elects to lease such space it shall give Landlord written notice of this fact within said time period. The rental terms of the new space will be the same terms as for the Premises, including prorated adjustment for improvements and concessions. If Tenant does not notify

Landlord within such ten (10) business day period, Landlord shall be free to lease the space to any other persons. For this purpose, space shall not be space which “becomes available” if it will be leased to the same tenant then occupying such space.

10. Option to Renew. Provided Tenant is not then in default of any terms and conditions of the Lease, Tenant shall have two (2) options to extend the Term as to part (at least 75% of the Premises) or all of the Premises for an additional five (5) years each. The Base Rent for the first year of each of the extended Terms shall be the lesser of: (1) the Base Rent as of the last day preceding the renewal Term or (2) ninety percent (90%) of the then Prevailing Market Rental Rate (“PMRR”). The Base Rent for each subsequent year of each renewal Term shall increase by three percent (3%) on December 1. If less than all of the Premises are to be leased, then that portion of the Premises which is not being leased by Tenant must be in such configuration that it can reasonably be leased by the Landlord. “PMRR” means the annual amount of rent that a tenant would pay and a willing landlord would accept in an arm’s length bona fide offer for a lease based upon other lease transactions made in the Building and other comparable office buildings in the Central East Quadrant area of Salt Lake City, Utah, within the previous six (6) months, taking into consideration all relevant terms and conditions of any comparable leasing transaction, including without limitation: (i) location, quality and age of the building; (ii) use and size of the space in question; (iii) location and or floor level in the building; (iv) that there will be no new leasehold improvement allowances provided; (v) there will be no abatement of rental or other charges; (vi) parking; (vii) lease takeovers/assumptions; (viii) relocation allowances; (ix) there will be no refurbishment and repainting allowances; (x) distinction between “gross” and “net” leases, (xi) extent of services provided or to be provided; (xii) base year or dollar amount for escalation purposes (both operating costs and ad valorem taxes); (xiii) credit standing and financial stature of the tenant; (xiv) length of term and (xv) Landlord will not be required to pay additional brokerage fees. Each option needs to be exercised by Tenant giving Landlord written notice of exercise at least six (6) month prior to the Termination Date.

11. Parking. Tenant shall have a right to use up to four and one half vehicles for each 1,000 RSF (27 vehicles). None of the spaces will be reserved.

12. Access. Tenant shall have access to the Premises at all reasonable times. The Building hours are 7:00 a.m. to 6:00 p.m., Monday through Friday, excluding holidays.

13. Signage. Tenant shall continue to have the same general signage as in place as of the date hereof.

14. Brokers. Landlord shall pay its broker three percent (3%) of the Base Rent for five (5) years. Landlord’s broker has agreed to pay Tenant’s broker one-half of such commission. Both Tenant and Landlord acknowledge that Commerce Real Estate Solutions represents both the Tenant and Landlord in this transaction and that both parties agree to such dual representation. It is understood that Paul Skene (Agent) represents the Tenant and that Jon Cowley (Agent) represents the Landlord in the proposed Lease and that neither Agent shall disclose any confidential information to the other and that both Agents shall act as fiduciaries to the specific party they represent.

15. Ratification. As amended herein, the parties hereby ratify the Lease and acknowledge that the Lease is in full force and effect.

LANDLORD:

B-Line Holdings, L.C., a Utah limited liability company

By:
Its:	Manager

TENANT:

Medallion Bank, a Utah Industrial Bank

By:
Its:	President

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